Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Optiv Inc.:

We consent to the use of our report dated April 13, 2016, with respect to the consolidated balance sheets of Optiv Inc. and subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2015, for the periods from April 22, 2014 to December 31, 2014 (successor) and from January 1, 2014 to April 21, 2014, and for the year ended December 31, 2013 (predecessor), and the related financial statement schedule, included herein, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 and related Prospectus.

Our report contains an emphasis of matter paragraph that states that effective April 22, 2014, Blackstone acquired a majority stake in Accuvant and as a result of pushdown accounting, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Denver, Colorado

November 18, 2016